EXHIBIT 97
STEM, INC.
CLAWBACK POLICY
(adopted 10.26.23)

The Board of Directors (the “Board”) of Stem, Inc. (the “Company”) believes that it is in the best interests of the Company and its stockholders to adopt this Clawback Policy (the “Policy”), which provides for the recovery of certain incentive-based compensation in the event of an Accounting Restatement (as defined below). This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual (the “NYSE Listing Standards”).
Administration
This Policy is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. All determinations made by the Committee will be final and binding on all affected individuals, and need not be uniform with respect to each individual covered by the Policy. Subject to any limitation under applicable law, the Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
Definitions
For purposes of this Policy:
“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material non-compliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part on the Company’s attainment of a financial reporting measure (as defined below) that was received by a person (a) on or after October 2, 2023 and after the person began service as a Covered Executive, and (b) who served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation.
Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the financial reporting measure specified in the Incentive-Based

Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.
“financial reporting measure” means (a) any measure that is determined and presented in accordance with U.S. Generally Accepted Accounting Principles (including any measure derived wholly or in part from such a measure), and (b) any measure based in whole or in part on the Company’s stock price or total shareholder return (“TSR”). Financial reporting measures include but are not limited to the following (and any measures derived from the following): stock price; TSR; revenue; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover); earnings before interest, taxes, depreciation and amortization (“EBITDA”); liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital); and earnings measures (e.g., earnings per share). A financial reporting measure need not be presented within the Company’s financial statements or be included in a filing with the Securities Exchange Commission.
“Covered Executives” means the Company’s current and former executive officers, as determined by the Committee in accordance with the definition of executive officer set forth in Rule 10D-1 and the NYSE Listing Standards.
“Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement described in this Policy, all as determined pursuant to Rule 10D-1, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months will count as a completed fiscal year).
Covered Executives
This Policy applies to Incentive-Based Compensation received by a Covered Executive (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the Recovery Period for such Incentive-Based Compensation; and (c) while the Company had a listed class of securities on a national securities exchange.
Required Recoupment of Incentive-based Compensation
In the event the Company is required to prepare an Accounting Restatement, the Company shall promptly recoup the amount of any Incentive-Based Compensation received by any Covered Executive, as calculated pursuant to this Section, during the Recovery Period.
The amount of Incentive-Based Compensation subject to recovery under the Policy, as determined by the Committee, is the amount of Incentive-Based Compensation received by a Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts.
For Incentive-Based Compensation based on stock price or TSR, where the amount of erroneously awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the Committee will determine the

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amount based on a reasonable estimate of the effect of the Accounting Restatement on the relevant stock price or TSR upon which the Incentive-Based Compensation was received. The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.
Any Incentive-Based Compensation recovered will be determined without regard to any taxes paid with respect to such compensation.
Method of Recoupment
The Committee will determine, in its sole discretion, the timing and method for promptly recouping Incentive-Based Compensation pursuant to this Policy, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive.
The Company need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Committee determines that such recovery is impracticable, subject to and in accordance with any applicable exceptions under the NYSE listing rules, and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts. The Company is authorized to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements with Covered Executives.
Any right of recoupment or recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other policy, any employment agreement or plan or award terms, and any other legal remedies available to the Company; provided that the Company shall not recoup amounts pursuant to such other policy, terms or remedies to the extent it is recovered pursuant to this Policy.

No Indemnification of Covered Executives
Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, the Company shall not indemnify any Covered Executives against the loss of any Incentive-Based Compensation pursuant to this Policy.

Effective Date; Retroactive Application

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This Policy shall be effective as of October 2, 2023 (the “Effective Date”). The terms of this Policy will apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date. Without limiting the generality of any provision of this Policy, and subject to applicable law, the Committee may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to a Covered Executive prior to, on or after the Effective Date.

Exhibit Filing Requirement

The Company shall post a copy of this Policy and any amendments thereto on the Company’s website and will file this Policy as an exhibit to the Company’s Annual Report on Form 10-K.

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